October 10, 2008

PLEASE VOTE BY OCTOBER 20

Dear Shareholder:

Recently we sent you a package of information, including a proxy statement and voting card(s), relating to our upcoming Shareholder Meeting on October 21, 2008. The Capital One Funds’ records indicated that we have not received your important vote. We urge you to vote as soon as possible in order to allow us to obtain a sufficient number of votes to hold the Meeting as scheduled and avoid the possibility of an adjournment. In order for your shares to be represented, we need to receive your instructions before the Meeting on October 21, 2008.

EVERY VOTE COUNTS!

Your vote is important no matter how many shares you own. By voting now, you can help avoid the inconvenience and additional costs associated with follow-up mailings and telephone calls. We urge you to vote your proxy as soon as possible.

The Board of Trustees has unanimously recommended a vote “FOR” the proposals detailed in your proxy statement.

If you have any questions or you would like the assistance of a professional voting specialist to cast your vote, please call the Funds’ proxy solicitor, Broadridge, at 866-615-7262.

For your convenience, you may also use one of the following methods for casting your vote:

1. By Telephone.

Please call us toll-free 24 hours a day at the number indicated on your voting card(s). Enter the control number printed on the card, and follow the recorded instructions.

2. By Internet.

Visit the web site listed on your voting card, enter the control number printed on the voting card(s), and follow the on-line instructions to vote.

DON’T HESITATE – PLEASE VOTE TODAY

Capital One Funds

Revised Draft Solicitation Script 10/6/08

1-866-615-7262

Greeting:

Hello, is Mr. /Ms.                      available please?

Hi Mr. /Ms.                         , my name is                                  an employee of Broadridge and I am calling on behalf of the Capital One Funds on a recorded line. Recently you were mailed proxy materials for the upcoming Special Meeting of Shareholders. Have you received these materials?

If Received:

Your Fund’s Board of Trustees is recommending that you vote in favor of the proposals outlined in the proxy statement. For your convenience, would you like to vote now over the phone?

IF Yes:

The process will only take a few moments.

Again, my name is                                 , a proxy voting specialist with Broadridge calling on behalf of the Capital One Funds. Today’s date is                      and the time is                          Eastern Time.

Would you please state your full name and full mailing address?

Are you authorized to vote all shares?

(If yes, proceed with voting process)

(If no, identify with shareholder which accounts s/he is authorized to vote and proceed with voting process)

The Board of Trustees has unanimously approved the proposals as set forth in the material you received and recommends a favorable vote for these proposals. How do you wish to vote your account/each of your accounts?

For Favorable Vote:

Mr./Ms.                      I have recorded your vote as follows, for all of your Capital One Funds accounts you are voting in favor of the proposals that you are entitled to vote on and as set forth in the proxy materials you received.

For Non-Favorable Vote:

Mr./Ms.                      I have recorded your vote as follows, for all of your Capital One Funds accounts you are voting against the proposals that you are entitled to vote on and as set forth in the proxy materials you received.

For Abstentions:

Mr./Ms.                      I have recorded your vote as follows, for all of your Capital One Funds accounts you are abstaining on the proposals that you are entitled to vote on and as set forth in the proxy materials you received.

You will receive a written confirmation of your vote. If you wish to make any changes you may contact us by calling 1-866-615-7262. Thank you very much for your participation and have a great day/evening.

If Unsure of voting:

Would you like me to review the proposals with you? (Answer all the shareholders questions and ask them if they wish to vote over the phone. If they agree, return to authorized voting section)

If Not Received:

I can resend the materials to you. Do you have an email address this can be sent to?

(If yes: Type email address in the notes and read it back phonetically to the shareholder) (If not, continue with standard script) Can you please verify your mailing address? (Verify entire address, including street name, number, town, state & zip)

Thank you. You should receive these materials shortly and the materials will inform you of the methods available to you to cast your vote, one of which is to call us back at the toll free number listed in the material.

If Shares were sold after (record date)

I understand Mr./Ms.                     , however you were a shareholder on the record date and therefore you are still entitled to vote your shares. Would you have any objections to voting your shares now?

If Not Interested:

I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important. Please fill out and return your proxy card at your earliest convenience. If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today, and have a wonderful day/evening.

ANSWERING MACHINE MESSAGE:

Hello, my name is                      and I am a proxy voting specialist for Broadridge calling on behalf of the Capital One Funds. You should have received proxy material in the mail concerning the Special Meeting of Shareholders to be held on October 21, 2008.

Your participation is very important. To vote over the telephone, call toll-free at 1-866-615-7262 and a proxy voting specialist will assist you with voting your shares. Specialists are available Monday through Friday, 9:30 AM to 9:00 PM and Saturday 10:00AM to 6:00 PM Eastern Time. Voting takes just a few moments.

Thank you for your prompt attention to this matter.

AUTOMATED ANSWERING MACHINE MESSAGE

Hello, this is the Broadridge Proxy Service Center calling with an important message on behalf of the Capital One Funds. You should have received proxy material in the mail concerning the Special Meeting of Shareholders to be held on October 21, 2008.

Your participation is very important. To vote over the telephone, call toll-free at 1-866-615-7262 and a proxy voting specialist will assist you with voting your shares. Specialists are available Monday through Friday, 9:30 AM – 9:00 PM and Saturday 10:00AM – 6:00 PM Eastern Time. Voting takes just a few moments.

Thank you for your prompt attention to this matter.

INBOUND - CLOSED RECORDING

“Thank you for calling the Broadridge Proxy Services Center for the Capital One Funds. Our offices are now closed. Please call us back during our normal business hours which are, Monday through Friday, 9:30 AM to 9:00 PM and Saturday 10:00 AM to 6:00 PM Eastern Time. Thank you.

INBOUND - CALL IN QUEUE MESSAGE

“Thank you for calling the Broadridge Proxy Services Center for the Capital One Funds. Our proxy specialists are currently assisting other shareholders. Your call is important to us. Please continue to hold and your call will be answered in the order in which it was received.

END OF CAMPAIGN MESSAGE

“Thank you for calling the Broadridge Proxy Services Center for the Capital One Funds. The Shareholder meeting has been held and as a result, this toll free number is no longer in service for proxy related shareholder calls. If you have questions about your Capital One Funds, please contact your Financial Advisor or call the Capital One Funds at 1-800-999-0426. Thank you for investing with the Capital One Funds.”